Back to Form 8-K
Exhibit 99.2

December 9, 2002

Mr. Robert Minkhorst
909 Winall Down Road
Atlanta, Georgia 30319

                We are very pleased to confirm our discussions regarding your joining Gevity HR as Senior Vice President of Marketing and Sales. In this capacity you will report to me and be primarily responsible for generating revenue from new client acquisition and market expansion. We have prepared the following general summary of the key terms of our offer of employment for your review.

Start Date:	On or about December 12, 2002.

Consulting:	You will receive $49,500 as compensation for your consulting services previously provided to the Company.

Base Salary:	$300,000 per year payable in equal installments of $11,538.46 on the Company’s normal bi-weekly payroll schedule.

Vacation:	You will be eligible for 4 weeks of paid vacation during each calendar year of employment.

Cash Bonus:
During 2002, you will not receive or be eligible for a cash bonus. In 2003, you will be covered by a cash bonus program that will provide a target bonus amount equal to 2/3rds of your then current base salary. The actual amount of the award, either more or less, will be based, in part, on an evaluation of your individual performance and contribution, as well as the overall financial performance of the Company. Of course, all bonus payments to and compensation decisions regarding senior executives are subject to final approval by the Board or a duly authorized Committee thereof.

Stock Options:
Initial Stock Option Award – As an inducement to enter into employment with the Company, you will receive an award of non-qualified stock options to purchase 250,000 shares of the Company’s common stock having a 10-year term and 4-year vesting schedule of 25% on each anniversary of the date of the award with an exercise price equal to the price per share at the close of trading on your first day of active employment. Such options will be granted under and subject to the terms of the Company’s 2002 Stock Incentive Plan.

Any future stock option awards will be at the discretion of the Board or a duly authorized Committee thereof.

Benefits:
After 30 days of employment, you and your eligible dependents will be eligible for coverage under the terms of our medical and dental plans. If you elect coverage, both you and the Company will pay a portion of the healthcare premiums. If you do not enroll within your first 60 days of employment, you must wait for the next annual enrollment period or qualifying event.

Temporary Housing/Car Allowance:
We will reimburse the reasonable expenses associated with your maintenance of a temporary residence in the Bradenton area and will allow you to use one of our fleet vehicles for business purposes during your trips to Bradenton.

Change in Control:
You will be eligible to enter into a Change in Control Severance Agreement in the form attached. Generally, the agreement provides for certain payments to you if you are terminated within a two (2) year period following a change in the control of the Company. Please refer to the Agreement for the specific terms and conditions.

           During the time you are employed by the Company, you agree that you will not breach or violate any agreement or understanding to which you are subject, through the performance of your duties as an employee of the Company.

           As a condition of employment, you will be required to enter into our normal Non-Solicitation, Non-Compete and Confidentiality Agreement. This agreement generally limits your solicitation of Company clients, use of the Company’s confidential information, and working for a competitor of Gevity HR for a period of two years after you leave the Company. A copy of this required document is attached for your review. You will also need to successfully undergo a background check and drug screen prior to beginning employment.

           Further, as a senior executive, you will be required to qualify for registration as a “controlling person” under the various state laws that regulate the Company’s business.

           Additionally, and to confirm your eligibility for employment under the Immigration Reform and Control Act of 1986, please review the list of acceptable documents that is included in your new hire package and be prepared to present such documents on your first day of employment.

           Please let us know whether you accept these general terms of employment, by signing in the space provided below, and returning a copy to my attention.

           Robert, we believe that the position of Senior Vice President of Sales and Marketing provides an excellent opportunity for you to be a part of an exciting, challenging and growing company. Your role is crucial to Gevity HR’s continued success and we look forward to welcoming you to the Gevity HR team.

Very Truly Yours,
/s/ ERIK VONK
Erik Vonk
Chairman and Chief Executive Officer
Agreed to and Accepted by:
/s/ ROBERT MINKHORST DECEMBER 12, 2002

Robert Minkhorst Date